EXHIBIT 10.2



                CONSULTING                 AGREEMENT
THIS  CONSULTING
AGREEMENT made this 18th of October, 1996, between GENISYS RESERVATION SYSTEMS, INC., 2401 Morris Avenue, Union, New Jersey 07083 ("Genisys"), and MARK
A. KENNY, residing at 10 Lisa Drive, Chatham, New Jersey 07928 ("Consultant"). In consideration of the mutual covenants and agreements set forth below, the parties agree as follows: ARTICLE I SCOPE OF ENGAGEMENT 1.01. During the term of this Agreement, Genisys agrees to engage the Consultant to provide, and the Consultant agrees to provide to Genisys, certain advisory and consulting services on a non-exclusive basis. The advisory and consulting services to be provided by Consultant shall include, but shall not be limited to, analysis of the business, operations and financial condition of Genisys, developing a strategy and operational plan for expanding the business of Genisys, identify new markets for the products produced by Genisys and the services offered by Genisys and providing such other advisory and consulting services as may reasonably be requested by Genisys in connection with the development and marketing of Genisys' products and services. Such
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advisory  and  consulting  services  shall be rendered to the extent  reasonably practicable and
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 at times and places mutually agreeable
to Genisys and the Consultant. Consultant agrees that he will use his best efforts to handle promptly and effectively all matters with respect to which Genisys requests that he render advisory and consulting services and, through his advice and consulting services, to advance the business goals and objectives of Genisys. During the term of this Agreement, Consultant shall have the right to perform services for other companies and businesses, subject to the terms and
provisions  of  this  Agreement.   Genisys  acknowledges  and  agrees  that  the
cooperation of Genisys and its employees and agents with the Consultant is a necessary condition to Consultant rendering services under this Agreement and, accordingly, Genisys agrees to cooperate with, work in good faith with, and provide all reasonable assistance to, Consultant (and cause its employees and agents to do the same) in connection with Consultant rendering his services hereunder. Genisys will make available to the Consultant sufficient space in its premises and a desk, phone, fax machine, photocopying machine and other similar equipment and support reasonably necessary to permit the Consultant to render his advisory and consulting services pursuant to this Agreement. ARTICLE II TERM OF AGREEMENT 2.01. The term of this Agreement shall commence on the date first set forth above and shall continue indefinitely until this Agreement is

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terminated  in  accordance  with  the  terms  and  provisions   hereof.
 ARTICLE III COMPENSATION AND INCENTIVE BONUS 3.01. As compensation for services rendered under this Agreement, the Consultant shall be entitled to receive from Genisys a monthly fee of $6,500.00 during the period from the date of the Agreement through and including February 28, 1997, and a monthly fee of $8,400.00 from and after March 1, 1997, in each case payable in arrears on the last day of each month during the term of this Agreement. 3.02. As additional compensation for services rendered under this Agreement, the Consultant may receive from Genisys, in any year in which Genisys has net profits an incentive bonus to be determined in the sole discretion of Genisys. In determining the amount, if any, of the incentive bonus for the Consultant, Genisys shall take into account the following factors: a. Genisys's gross sales,
b. Genisys's gross profits, c. Whether Genisys has or will pay dividends on its common stock, d. The Consultant's experience in his job, e. The Consultant's abilities, and f. The time which the Consultant has devoted to providing advisory and consulting services pursuant to this Agreement. If Genisys will be paying an incentive bonus to Consultant pursuant to this Section 3.02, Genisys shall pay such bonus to Consultant within ten days after the receipt by Genisys of the annual audit conducted by its accountants of the preceding fiscal year

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 of Genisys.  The Consultant  understands that Genisys
will allocate no more than 20% of the audited pre-income tax profits for the payment of all bonuses for all employees and consultants, and that bonuses will be paid only out of available funds without impairing the ability of Genisys to meet all other obligations, including the payment of bonds, notes, loans and other obligations. For any fiscal year in which the Consultant has not provided advisory and consulting services to Genisys for a full twelve (12) months, Genisys may, at Genisys's discretion, adjust accordingly the incentive bonus to be paid in accordance with this Section 3.02. As used herein, net profits shall be determined as the net income from operations after expenses but before taxes as determined according to generally accepted accounting principles and in
conformity  with  the  prior  accounting   practices  of  Genisys.   ARTICLE  IV
REIMBURSEMENT  OF EXPENSES 4.01.  Subject to the terms and provisions of Section
4.02 hereof, Genisys shall reimburse the Consultant for ordinary and necessary business expenses incurred in the performance of his services rendered pursuant to this Agreement. 4.02. The Consultant is authorized to incur reasonable business expenses for promoting the business of Genisys, including expenditures for entertainment and travel in connection with rendering his services pursuant to this Agreement. Genisys will reimburse the Consultant from time to time for
all  business  expenses  provided  that  the  Consultant   presents  to  Genisys
documentary evidence (such as receipts or paid bills),
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stating sufficient  information to establish the amount, date, place,  essential
character  and  deductibility  for  each  expenditure.   ARTICLE  V  INDEPENDENT
CONTRACTOR STATUS 5.01. This Agreement is intended to secure the advisory and consulting services of Consultant as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship, a partnership, joint venture or other joint interest between Genisys and the Consultant. Except as expressly provided herein, the Consultant has no right or authority to act for or on behalf of Genisys or to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Genisys, or to bind Genisys in any manner whatsoever without the prior written approval of Genisys. Consultant shall be solely liable for the payment of any federal or state self- employment, income or other taxes imposed or arising out of the payment of fees and other compensation to the Consultant by Genisys as set forth in this Agreement and there shall be no responsibility for withholding of taxes or other participation by Genisys. Consultant understands that he will not be treated as an employee with respect to its advisory and consulting

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services under this Agreement for any purposes  whatsoever.
 ARTICLE VI PROPERTY RIGHTS 6.01. During the term of this Agreement, the Consultant will have access to and become familiar with various trade secrets consisting of, among other things, business plans and practices, patents,
devices,   secret   processes,   compilations  of  information,   records,   and
specifications that are owned by Genisys and that are regularly used in the operation of the business of Genisys. The Consultant shall not disclose any of these trade secrets, directly or indirectly, or use them in anyway, unless authorized by the Board of Directors of Genisys. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Genisys, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of Genisys and shall not be removed from the premises of Genisys under any circumstances whatsoever without the prior written consent of Genisys. 6.02. During the term of this Agreement, the Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Genisys. During the term of this Agreement and for the period of one year after the termination of this Agreement, the Consultant shall not, directly or indirectly, solicit for employment or employ any employee of Genisys regardless of whether the employee is employed on the date of this Agreement or at any other time during the term of this Agreement.
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6.03.  The  Consultant  hereby  acknowledges  and agrees that it is important to
Genisys that its goodwill be protected, maintained and increased. Accordingly, the Consultant covenants and agrees as follows: Upon the termination of this Agreement, whether for cause or otherwise, the Consultant shall not directly or indirectly enter into or engage generally in competition with Genisys, whether as an individual on his own or as a partner or joint venturer, or as an employee or agent for any person, or as an officer, director, or shareholder or otherwise, for period of one year after the date of termination of this Agreement. This covenant on the part of the Consultant shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Consultant against Genisys, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Genisys of this covenant. 6.04. The Consultant acknowledges that he has read and understood the provisions of this Article, and that its provisions will not impose an undue hardship upon him. The Consultant further acknowledges that due to the fact that Genisys's operations are or will be worldwide in scope, the post-termination restraints set forth herein will apply worldwide.
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 ARTICLE VII TERMINATION 7.01. If the
Consultant willfully and materially breaches or habitually neglects his duties under this Agreement, Genisys may, at its option, elect to terminate this Agreement by causing a notice to be mailed to the Consultant at his last known address stating the cause or causes of the termination and giving the Consultant a period of thirty days to cure the default resulting from such cause or causes. If at the end of the aforesaid thirty day period the Consultant has not cured the default resulting from such cause or causes, Genisys may terminate this Agreement immediately by mailing written notice to such effect to the Consultant at his last known address and thereupon this Agreement shall immediately terminate, become null and void and be of no further force or effect. The remedy set forth in this Section 7.01 shall be without prejudice to any other remedy to which Genisys may be entitled at law, in equity, or under this Agreement. 7.02. This Agreement may be terminated at any time by either party at its option upon the giving of thirty days' prior written notice of termination to the other party. Termination of this Agreement pursuant to this Section 7.02 shall not prejudice any other remedy that Genisys may have at law, in equity or under this Agreement. 7.03. This Agreement may be terminated immediately by either party at its option and without prejudice to any other remedy available at law, in equity, or under this Agreement by giving written notice of termination to the other party if Genisys: (1) has a receiver of its assets or property appointed because of insolvency; or

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 (2)  makes  a  general
assignment for the benefit of creditors; or (3) files a petition for bankruptcy under any chapter of the United States Bankruptcy Code. 7.04. In the event of the termination of this Agreement, the Consultant shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of termination of this Agreement. 7.05. In the event of a breach of this Agreement by either Genisys or the Consultant resulting in damages to the other party, the non-breaching party may recover from the party breaching the Agreement any and all damages that may be sustained. ARTICLE VIII GENERAL PROVISIONS 8.01. Any notices to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may adopt a new address by notifying the other party in writing. Notices posted by mail shall be deemed received as of three days after mailing.
8.02. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment or engagement of the


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 Consultant by Genisys and this Agreement contains all
of the covenants and agreements between the parties with respect to the subject matter hereof. 8.03. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. 8.04. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief that may be proper.
8.05. If the Consultant dies prior to the termination of this Agreement, any moneys that may be due him from Genisys under this Agreement as of the date of the death shall be paid to the executor, administrator, or other personal representative of the Consultant's estate.

GENISYS RESERVATION  SYSTEMS,  INC.
By:  JOSEPH      CUTRONA
    President

Mark A. Kenny


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